Exhibit 99.1

Organovo Holdings, Inc. Joins OTCQX

SAN DIEGO, Oct. 8, 2012 /PRNewswire/ — Organovo Holdings, Inc. (OTCQX: ONVO), a developer and manufacturer of functional human tissues using a novel three-dimensional bioprinting technology, announced today that it will begin trading on the highest OTC marketplace, OTCQX®.

Organovo upgraded from OTCQB today to trade on the OTC market’s prestigious marketplace, OTCQX U.S. Investors can find current financial disclosure and Real-Time Level 2 quotes for the Company on www.otcmarkets.com.

“OTCQX provides services to companies which enable them to communicate with and engage their investors, while providing them with transparent trading and easy access to company information,” said R. Cromwell Coulson, President and Chief Executive Officer of OTC Markets Group. “We are pleased to welcome Organovo to OTCQX.”

Organovo Chief Executive Officer Keith Murphy commented, “Organovo is pleased to be joining the many top tier companies trading on the OTCQX. This is an important step forward for the company as we advance the commercialization of our technology and seek to deliver long term shareholder value.”

C. K. Cooper & Company will serve as Organovo’s Designated Advisor for Disclosure (“DAD”) on OTCQX, responsible for providing guidance on OTCQX requirements.

About Organovo Holdings, Inc.

Organovo designs and creates functional human tissues using a proprietary three dimensional bioprinting technology. The Company focuses on developing a range of human tissues and disease models for medical research and therapeutic applications. The Company’s NovoGen™ three-dimensional bioprinting technology employs a specialized automated platform that works across all tissue and cell types. Organovo’s bioprinter was named one of the “Best Inventions of 2010” by TIME Magazine and Organovo has been recognized as one of the most innovative companies of 2012 by MIT’s Technology Review. Organovo is helping pharmaceutical partners develop never before available human biological disease models in three dimensions that hold the potential to transform the business of therapeutic drug discovery and development. Organovo is also developing direct tissue therapies where precise structure and architecture may deliver the best clinical outcomes. Organovo leads the way in solving complex medical research problems and building the future of medicine.

For more information, please visit http://www.organovo.com.

Safe Harbor Statement

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to develop, market and sell products based on its technology; the expected benefits and efficacy of the Company’s products and technology; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in our filings with the SEC, including, our current report on Form 8-K/A filed on May 11, 2012. We do not undertake to update these forward-looking statements made by us.